UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 28, 2015

(Date of earliest event reported)

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Union Bankshares Corporation

(Exact name of registrant as specified in its charter)

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Virginia (State or other jurisdiction of incorporation)	0-20293 (Commission File Number)	54-1598552 (I.R.S. Employer Identification No.)

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

(Address of principal executive offices) (Zip Code)

(804) 633-5031

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2015, Union Bankshares Corporation (the “Company”) issued a press release announcing that Mr. John C. Neal, Executive Vice President of the Company and President of Union Bank & Trust (the “Bank”), the Company’s bank subsidiary, has decided to retire effective as of December 31, 2015 (the “Retirement Date”). A copy of the press release is attached hereto as Exhibit 10.1.

On September 28, 2015, the Company and Mr. Neal entered into a Letter Agreement (the “Agreement”) regarding Mr. Neal’s planned retirement and transition into a consulting position with the Company. Pursuant to the Agreement, Mr. Neal will continue to serve as an executive officer of the Company and the Bank until the Retirement Date and he will continue to be compensated at the same rate that he is currently compensated until the Retirement Date. Mr. G. William Beale, the President and Chief Executive Officer of the Company, will assume the title of President of the Bank following Mr. Neal’s retirement. Mr. Neal will continue to serve on the Board of Directors of the Bank after his retirement. Mr. Neal’s existing Amended and Restated Employment Agreement and Amended and Restated Management Continuity Agreement will expire and terminate, respectively, on the Retirement Date and will be of no further legal force or effect. Mr. Neal will receive the following retirement benefits pursuant to the Agreement:

•	All stock options and restricted share awards granted to Mr. Neal that are unvested as of the Retirement Date will accelerate and vest on the Retirement Date.

•	The performance share awards granted to Mr. Neal as the performance-based component of the Company’s 2013, 2014 and 2015 Long-Term Incentive Award Programs will vest as determined by the performance formulas set forth in the applicable award agreements, provided that Mr. Neal will be entitled to receive only pro rata portions of the awards for the performance periods that have not expired as of the Retirement Date.

•	Mr. Neal will receive any cash payments due under the terms of the Company’s 2015 Management Incentive Plan that are payable on or before March 15, 2016 based on the achievement of the corporate goals set forth in such plan.

•	Mr. Neal’s split dollar life insurance agreements entered into pursuant to the Company’s Split Dollar Life Insurance Plan will remain in full force and effect until the death benefit is paid to his beneficiaries under such agreements.

Pursuant to the Agreement and effective immediately after the Retirement Date, Mr. Neal will serve as an independent consultant to the Company until December 31, 2017 (the “Consulting Period”). Mr. Neal will provide consulting and advisory services as needed by the Company on the following terms:

•	During the Consulting Period, Mr. Neal will receive, as compensation for the consulting services, monthly payments of $29,895.00 and the Company will provide medical, life, vision and dental insurance benefits on terms no less favorable than what he would be entitled to under retiree insurance plans of the Company as in effect on the Retirement Date. The Company will also reimburse Mr. Neal’s reasonable business expenses and provide him with office access.

•	During the Consulting Period, Mr. Neal will continue to be subject to the non-competition, non-solicitation and confidentiality covenants currently applicable to him.

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The Agreement also includes the following provisions relating to termination:

•	The Company may terminate the Agreement at any time for “cause” (as defined in the Agreement) by written notice to Mr. Neal and will have no further obligations to Mr. Neal under the Agreement.

•	The Company may terminate the Agreement at any time other than for “cause”. Under such circumstances, Mr. Neal will be entitled to receive the monthly cash payments and other benefits described above for the duration of the Consulting Period as if the Agreement was not terminated.

•	Mr. Neal may terminate the Agreement for any reason by written notice to the Company. Under such circumstances, Mr. Neal will be entitled to receive any compensation due but not yet paid as of the date of his termination notice. The Company will otherwise have no further obligations to Mr. Neal pursuant to the Agreement.

The above description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Press release, dated September 30, 2015.
10.2	Letter Agreement, dated September 28, 2015, between Union Bankshares Corporation and John C. Neal.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION BANKSHARES CORPORATION

	By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President
and Chief Financial Officer

Date: October 1, 2015

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Press release, dated September 30, 2015.
10.2	Letter Agreement, dated September 28, 2015, between Union Bankshares Corporation and John C. Neal.